Islet Sciences, Inc. Selects NeoStem's Manufacturing Subsidiary Progenitor Cell Therapy for Product Manufacturing

ALLENDALE, N.J., Jan. 12, 2012 /PRNewswire/ -- NeoStem's cell therapy manufacturing division, Progenitor Cell Therapy ("PCT"), a NeoStem, Inc. company (NYSE Amex: NBS) ("NeoStem" or the "Company"), announced today an agreement whereby PCT will provide contract manufacturing and regulatory services related to the development of Islet Sciences – PTM, which will be an injectable suspension of microencapsulated insulin-producing, pancreatic islet cells which are harvested from designated pathogen free pigs. As part of this arrangement, PCT will perform microencapsulation for parsing beta pancreatic islets for xenotransplantation using piglet pancreata. Islet Sciences, Inc. ("Islet") is a biotechnology company engaged in the research, development and commercialization of patented technologies in the field of transplantation therapy for patients with diabetes and is a wholly-owned subsidiary of One E-Commerce Corporation (OTCBB: ONCE).

A 2010 study by the CDC found that approximately 25.8 million Americans, more than 8% of the population, were affected by diabetes. 5% of this number, approximately 1.3 million, have type 1 diabetes. Type 1 diabetes is estimated to cost the US $14.4 billion total annually.

"Given the robust market opportunity and the potential for cell therapy to alter the disease paradigm, NeoStem has agreed to this novel arrangement whereby PCT will subsidize manufacturing margin related to current services for Islet Sciences – PTM product in exchange for royalties on future sales, exclusive manufacturing rights for both clinical trial and commercial manufacturing and an equity stake in Islet's parent. We recognize that PCT's track record of developing cell therapies cost efficiently for cell therapy companies makes this a truly compelling opportunity in the industry," said John Steel, CEO of Islet Sciences.

"Our team looks forward to applying its process and assay expertise, in partnership with the scientific expertise of Dr. Jonathan Lakey, scientific advisor to Islet, and his team, towards the development of this novel and creative cellular therapeutic for the treatment of type 1 diabetes," said Robert A. Preti, PhD, President of PCT. "We are honored that Islet Sciences has enlisted PCT to provide manufacturing and development support as it advances this important product through clinical development."

Dr. Robin L. Smith, Chairman and CEO of NeoStem, added, "We are excited to begin using our manufacturing currency at PCT to support important technologies with promise by providing manufacturing and regulatory support at a reduced profit margin in exchange for participation in future royalties, equity as well as a commitment for clinical trial and commercial manufacturing exclusivity."

About Type 1 Diabetes

According to the American Diabetes Association, type 1 diabetes, previously called insulin-dependent diabetes mellitus (IDDM) or juvenile diabetes, is an autoimmune disease characterized by insulin deficiency resulting from destruction of beta-cells in the pancreas, ultimately resulting in the body's inability to convert consumed sugar and starches into energy. This form of diabetes usually affects children and young adults, but it can occur at any age. Although insulin therapy and other treatments can be used to manage the condition, the condition is currently incurable.

About NeoStem, Inc.

NeoStem, Inc. ("NeoStem") is a leader in the development and manufacture of cell therapies. NeoStem has a strategic combination of revenues, including that which is derived from the contract manufacturing services performed by Progenitor Cell Therapy, LLC, a NeoStem company. That manufacturing base is one of the few cGMP facilities available for contracting in the burgeoning cell therapy industry, and it is the combination of PCT's core expertise in manufacturing and NeoStem's extensive research capabilities that positions the company as a leader in cell therapy development. Amorcyte, Inc., also a NeoStem company, is developing a cell therapy for the treatment of cardiovascular disease. Amorcyte's lead compound, AMR-001, represents NeoStem's most clinically advanced therapeutic and  has commenced enrollment in a Phase 2 trial for the preservation of heart function after a heart attack.  Amorcyte expects to begin a Phase 1 clinical trial in 2012 for AMR-001 for the treatment of patients with congestive heart failure. Athelos Corporation, also a NeoStem company, is developing a T-cell therapy for a range of autoimmune conditions with its partner Becton-Dickinson.  NeoStem's pre-clinical assets include its VSEL™ Technology platform for regenerative medicine, which NeoStem believes to be an endogenous, pluripotent, non-embryonic stem cell that has the potential to change the paradigm of cell therapy as we know it today.

For more information on NeoStem, please visit www.neostem.com.

About Islet Sciences, Inc.

Islet Sciences is a development-stage biotechnology company with patented technologies focused on transplantation therapy for people with insulin-dependent diabetes. Islet's transplantation technology includes methods for the culturing, isolation, maturation, and immunoprotection (microencapsulation) of islet cells. Islet's mission includes the introduction of commercial products with applications to cell-based replacement therapy in the healthcare marketplace.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements for NeoStem, PCT and Islet Sciences reflect their respective managements' current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the companies' successful execution of their  respective business strategies, including with respect to the successful development of cell therapeutics, including with respect to Islet Sciences – PTM, as well as the future of the cell therapeutics industry. Actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements for NeoStem and PCT include the "Risk Factors" described in NeoStem's prospectus supplement filed with the Securities and Exchange Commission ("SEC") on September 30, 2011 and for Islet include the risks described in the One E-Commerce Corporation Form 8-K filed with the Securities and Exchange Commission on December 30, 2011. The companies' further development is highly dependent on future medical and research developments and market acceptance, which is outside their control.

For more information, please contact:

Trout Group	NeoStem, Inc.
Gitanjali Jain Ogawa, Vice President	Robin Smith, CEO
Phone: +1-646-378-2949	Phone: +1-212-584-4174
Email: gogawa@troutgroup.com	Email: rsmith@neostem.com